Exhibit 99.1

NEWS RELEASE Contact: Robert D. Hardy, CFO U.S. Concrete, Inc. 713-499-6222

FOR IMMEDIATE RELEASE

U.S. CONCRETE OBTAINS $18.5 MILLION IN
ADDITIONAL SHORT-TERM FINANCING

•	Amends Senior Credit Facility
•	Obtains Commitment for Future Financing

HOUSTON, TEXAS – March 25, 2010 – U.S. Concrete, Inc. (NASDAQ: RMIX) today announced that it has amended its senior credit facility to, among other items, obtain $18.5 million in additional short-term liquidity by lowering the springing fixed-charge coverage ratio availability trigger from $20 million to $1.5 million.  The trigger will increase to $25 million on the earlier of April 30, 2010, or immediately prior to the Company making the scheduled interest payment on its 8 3/8% senior subordinated notes. The full amendment is attached as an exhibit to the Company’s Form 8-K that will be filed today. In connection with this amendment, the Company has also received a commitment to provide financing in the event its previously-announced restructuring is implemented through an in-court process.

“The amendment to our senior credit facility provides us with a significant increase in near-term liquidity. Access to these funds should provide assurance to our customers, vendors and employees that we have adequate resources to operate our business while we complete our restructuring plan,” stated Michael W. Harlan, U.S. Concrete’s President and Chief Executive Officer. “I believe that the positive discussions we have had with our bond holders to date, combined with the amendment of our senior credit facility, are good indications that we are moving towards a successful restructuring.”

About U.S. Concrete

U.S. Concrete services the construction industry in several major markets in the United States through its two business segments: ready-mixed concrete and concrete-related products; and precast concrete.  The Company has 125 fixed and 11 portable ready-mixed concrete plants, seven precast concrete plants and seven producing aggregates facilities. During 2009 (including acquired volumes), these plant facilities produced approximately 4.5 million cubic yards of ready-mixed concrete and 3.0 million tons of aggregates.  For more information on U.S. Concrete, visit www.us-concrete.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains various forward-looking statements and information that are based on management's beliefs, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them. Forward-looking information includes, but is not limited to: the effect of the amendment to the Company’s senior credit facility; payment by the Company of the scheduled interest payment on its 8 3/8% senior subordinated notes; availability and access, in general, of funds necessary for our operations; our ability to comply with all covenants in our indenture and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions; the outcome of our discussions with our bond holders; and the outcome of our restructuring process. Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions; the level of activity in the construction industry; the ability of U.S. Concrete to complete acquisitions and to effectively integrate the operations of acquired companies; development of adequate management infrastructure; departure of key personnel; access to labor; union disruption; competitive factors; government regulations; exposure to environmental and other liabilities; the cyclical and seasonal nature of U.S. Concrete's business; adverse weather conditions; the availability and pricing of raw materials; and general risks related to the industry and markets in which U.S. Concrete operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks, as well as others, are discussed in greater detail in U.S. Concrete's filings with the Securities and Exchange Commission, including U.S. Concrete's Annual Report on Form 10-K for the year ended December 31, 2009.